Exhibit a.2
ALLIED CAPITAL CORPORATION
ARTICLES OF AMENDMENT
     Allied Capital Corporation, a Maryland corporation (the “Corporation”), having its principal office in the State of Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:
     FIRST: The Corporation desires to, and does hereby, amend its charter (the “Charter”) as currently in effect as hereafter set forth.
     SECOND: The Charter is hereby amended by deleting the existing Article Fourth, Section A in its entirety and substituting in lieu thereof a new Article Fourth, Section A which read as follows:
A.	The total number of shares of stock of all classes which the Corporation has the authority to issue is four hundred million (400,000,000) shares of capital stock, with a par value of One-Tenth of One Mil ($0.0001) per share, amounting in aggregate to Forty Thousand Dollars ($40,000). All of such shares are initially classified as “Common Stock.” The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption or other rights of such shares of stock.
     THIRD: The amendment to the Charter as set forth above has been duly advised by the Board of Directors of the Corporation and approved by the Stockholders of the Corporation as required by law.
     FOURTH: The total number of shares of stock which the Corporation had authority to issue immediately before the amendment to the Charter as set forth above was two hundred million (200,000,000) shares of stock, with a par value of One-Tenth of One Mil ($0.0001) per share, amounting in aggregate to Twenty Thousand Dollars ($20,000).
     FIFTH: The total number of shares of stock which the Corporation had authority to issue immediately after the amendment to the Charter as set forth above is four hundred million (400,000,000) shares of stock, with a par value of One-Tenth of One Mil ($0.0001) per share, amounting in aggregate to Forty Thousand Dollars ($40,000).

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested by its Secretary on May 16, 2007.

ALLIED CAPITAL CORPORATION

Attest:	/s/ Suzanne V. Sparrow	By:	/s/ William L. Walton

	Suzanne V. Sparrow		William L. Walton
	Secretary		President
     THE UNERSIGNED, Wiliam L. Walton, President of Allied Capital Corporation, who executed on behalf of said corporation the foregoing Articles of Restatement, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Restatement to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth herein with respect to the approval thereof are true in all material respects, under penalties of perjury.

/s/ William L. Walton
William L. Walton